Exhibit 99.1

NewsRelease
NYSE: WMB
Date: Aug. 2, 2007
Williams Reports Second-Quarter 2007 Financial Results
•	Portfolio of Natural Gas Businesses Deliver Robust 2Q Earnings; $244 Million Income From Continuing Operations

•	Key Measure — Recurring Adjusted EPS — Is 43 Cents, Up 48% from 2Q ’06

•	Results, Forecast Drive Improved Earnings Outlook

•	Strong NGL Margins Fuel Record Midstream Segment Profit

•	Climbing Production, Higher Net Realized Prices Drive 75% Increase in E&P Segment Profit

•	Pipeline Segment Profit Jumps on New Rates

Quarterly Summary Financial Information	2Q 2007		2Q 2006
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income (loss) from continuing operations	$243.9	$0.40	($58.8)	($0.10)
Income (loss) from discontinued operations	$189.2	$0.31	($17.2)	($0.03)

Net income (loss)	$433.1	$0.71	($76.0)	($0.13)

Recurring income from continuing operations*	$221.5	$0.36	$117.7	$0.20

After-tax mark-to-market adjustments	$43.0	$0.07	$53.2	$0.09

Recurring income from continuing operations — after mark-to-market adjustment*	$264.5	$0.43	$170.9	$0.29

Year-to-Date Summary Financial Information	YTD 2007		YTD 2006
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$413.6	$0.68	$73.4	$0.12
Income (loss) from discontinued operations	$153.5	$0.25	($17.5)	($0.03)

Net income	$567.1	$0.93	$55.9	$0.09

Recurring income from continuing operations*	$387.2	$0.63	$254.7	$0.43

After-tax mark-to-market adjustments	$66.4	$0.11	$56.8	$0.09

Recurring income from continuing operations — after mark-to-market adjustment*	$453.6	$0.74	$311.5	$0.52

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 1 of 9

     TULSA, Okla. – Williams (NYSE:WMB) announced unaudited second-quarter 2007 net income of $433.1 million, or 71 cents per share on a diluted basis, compared with a net loss of $76 million, or a loss of 13 cents per share on a diluted basis for second-quarter 2006.
     Year-to-date through June 30, Williams reported net income of $567.1 million, or 93 cents per share on a diluted basis, compared with net income of $55.9 million, or 9 cents per share, for the first half of 2006.
     The substantial increases in net income for both periods were driven by higher income from continuing operations and discontinued operations.
     Strong operational performance in all of the company’s core natural gas businesses contributed to the increase in income from continuing operations. Key factors were continued strong natural gas production growth, high natural gas liquid (NGL) margins and the positive effect of new rates on two pipeline systems. Both periods also benefited from the absence of $248.7 million of litigation related pre-tax charges recorded in second-quarter 2006.
     On May 21, Williams announced a definitive agreement to sell substantially all of its power assets in a transaction expected to close before the end of the year. All prior-period amounts presented throughout this report have been restated to reflect certain components of the former Power segment as discontinued operations. The restated results also reflect the formation of a new Gas Marketing Services segment. Schedules detailing the company’s restatement of results accompany this news release.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Williams is continuing its practice of providing an analysis of recurring earnings adjusted to remove the effect on its results of mark-to-market accounting for certain hedges and other derivatives.
     The company has retained its gas marketing and risk management functions, which were previously in the Power segment, in continuing operations. These functions are now being reported as a new business segment, Gas Marketing Services.
     For a period of time, the company expects to have mark-to-market volatility in Gas Marketing, as that segment has retained certain natural gas legacy contracts and positions from the former Power segment. More information on Gas Marketing and Williams’ plans for managing the legacy contracts follows in the business segment results section of this release.
     For second-quarter 2007, recurring income from continuing operations after mark-to-market adjustments was $264.5 million, or 43 cents per share, compared with $170.9 million, or 29 cents per share for the same period in 2006.
     For the first half of 2007, recurring income from continuing operations after mark-to-market adjustments was $453.6 million, or 74 cents per share, compared to $311.5 million or 52 cents per share for the first half of 2006.
     Strong operational performance in all of the company’s core natural gas businesses contributed to the higher results on an adjusted basis for both the second quarter and year-to-date periods. Key factors were

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 2 of 9

continued strong natural gas production growth, high natural gas liquid (NGL) margins and the positive effect of new rates on two pipeline systems.
     Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. A reconciliation of the company’s income from continuing operations to recurring adjusted earnings measures accompanies this news release.
CEO Perspective
     “Williams had a tremendous second quarter; our core natural gas businesses delivered very strong performances across the board, with a 36 percent increase in recurring adjusted segment profit,” said Steve Malcolm, chairman, president and chief executive officer. “We’ve updated our earnings outlook for this year to reflect these results and our confidence that our businesses will continue to deliver.”
     “Our natural gas production continues to increase, NGL margins remain at historical highs and new rates are in effect on both of our major pipeline systems. This quarter demonstrated the value in our integrated natural gas business portfolio,” Malcolm said.
     “We continue to invest in abundant value-adding opportunities, and we also have continued to take actions to deliver increasing value to our shareholders. The sale of our power business will greatly reduce risk and complexity; and we’ve announced plans to create a new master limited partnership for gas pipeline assets, as well as a $1 billion stock repurchase program.”
Business Segment Performance
     Consolidated results include segment profit for Williams’ primary businesses — Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Gas Marketing Services as well as results reported in the Other segment. As previously stated, all prior-period comparisons are to restated results.
     For second-quarter 2007, Williams’ businesses reported consolidated segment profit of $571 million, compared with $304 million for second-quarter 2006.
     For the first half of 2007, Williams’ businesses reported consolidated segment profit of $1.03 billion, compared to $715.2 million for the same period in 2006.
     The improvement in consolidated segment profit in the second quarter and first half of 2007 was primarily because of significant improvements in segment profit for Midstream, Exploration & Production and Gas Pipeline during both periods, driven by strong operating results, as well as the absence of a $68 million litigation charge recognized in the second quarter of 2006.
     On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams had recurring consolidated segment profit of $624.1 million for second-quarter 2007, compared with $458.2 million for second-quarter 2006, an increase of 36 percent.
     For the year-to-date on the same basis, Williams’ recurring consolidated segment profit was $1.12 billion, compared to $866.9 million for the same period in 2006, an increase of 29 percent.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 3 of 9

Exploration & Production: Volume Growth of 20%, Higher Net Realized Prices Drive 75% Increase in 2Q Segment Profit
     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America, reported second-quarter 2007 segment profit of $209.4 million, a 75 percent increase over the $119.8 million reported for the same period in 2006.
     For the first six months of 2007, E&P reported segment profit of $397.5 million, compared to $267.4 million for the same period last year.
     The increase in second-quarter and overall 2007 segment profit was driven by continued strong growth in natural gas production volumes, along with higher net realized average natural gas prices. Higher operating expenses, primarily due to increased production volumes, partially offset these benefits.
     For second-quarter 2007, combined average daily production from U.S. and international interests was up 20 percent to approximately 945 million cubic feet (MMcfe) of gas equivalent, compared with 786 MMcfe for the same period in 2006.
     Daily production solely from interests in the United States was approximately 898 MMcfe in second-quarter 2007, up from 738 MMcfe in second-quarter 2006.
     During the second quarter of 2007, Williams’ U.S. production realized net average prices of $5.39 per thousand cubic feet (Mcfe) of gas equivalent, 29 percent higher than the $4.18 per Mcfe realized in the same period a year ago. The expiration of a portion of fixed-price hedges that are lower than the current market prices contributed to the increase in average realized gas prices. Net realized average prices include market prices, net of fuel and shrink and hedge positions, less gathering and transportation expenses.
     In the Piceance Basin of western Colorado — the company’s cornerstone for production and reserves growth – second-quarter 2007 average daily net production was 522 MMcfe per day – a 26 percent increase over the second-quarter 2006 level of 413 MMcfe.
     Williams currently has 25 rigs in operation in the Piceance Basin. Within that fleet are 12 new-generation, high-efficiency drilling rigs specifically designed for conditions in the Piceance Basin. The company expects to continue its program of upgrading to new-generation rigs in the Piceance Basin.
     The company is updating the range of its 2007 segment profit guidance for Exploration & Production to $750 million to $950 million. Previous guidance for 2007 segment profit was $700 million to $975 million.
     Williams is also increasing its 2007 capital expenditure guidance for Exploration & Production to $1.4 billion to $1.5 billion. Previous guidance was $1.3 billion to $1.4 billion. The increase in 2007 capital guidance relates to the recent acquisitions of properties, primarily undeveloped leasehold, in the Piceance Highlands and Fort Worth basins.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 4 of 9

Midstream Gas & Liquids: Robust NGL Margins Drive Record Segment Profit
     Midstream, which provides natural gas gathering and processing services, along with natural gas liquids fractionation and storage services and olefins production, reported second-quarter 2007 segment profit of $249.6 million, a significant increase over the $131.0 million reported in the second quarter of 2006.
     Year-to-date through June 30, Midstream reported segment profit of $403.7 million, compared with $282.3 million for the same period in 2006.
     Midstream’s growth in segment profit during 2007 is primarily due to record-level NGL margins driven by low natural gas prices in the West region and favorable market commodity pricing on NGLs. The 2006 period also included a non-recurring charge of $68 million related to the Gulf Liquids litigation.
     These benefits were partially offset by normal declines in deepwater Gulf of Mexico gathering and production handling volumes.
     Williams markets NGLs via equity volumes the company retains as payment-in-kind under certain processing contracts.
     In second-quarter 2007, Midstream sold 359.7 million gallons of NGL equity volumes, compared with equity sales of 361.3 million gallons in the prior-year period.
     Lower NGL equity volumes in the Gulf Coast region, due primarily to declining producers’ volumes, were nearly offset by higher NGL equity volumes in the West, as the new TXP5 cryogenic processing train at the Opal, Wyo., gas processing plant contributed its first full quarter of volumes. The new train reached full operating mode in February 2007.
     For the first half of 2007, Midstream sold 704.3 million gallons of NGL equity volumes, compared to 695.0 million gallons sold during the first half of 2006.
     For 2007, Williams has increased its guidance for Midstream segment profit to a range of $700 million to $850 million. Previous guidance was $500 million to $750 million. The new range is primarily the result of margins realized year-to-date from the company’s NGL sales and the current market fundamentals.
     The company is also increasing its capital expenditure guidance for Midstream for both 2007 and 2008. The new ranges are $650 million to $700 million in 2007 and $525 million to $575 million for 2008. The increase is due to the acquisition of an interest in an ethane cracker and associated pipeline and storage facilities located in Geismar, La., as well as deepwater Gulf of Mexico projects.
Gas Pipeline: First Full Quarter of New Rates Drives Increase in Segment Profit
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, the Northwest, and Florida, reported second-quarter 2007 segment profit of $174.3 million, compared with $122.7 million for second-quarter 2006.
     For the first half of 2007, Gas Pipeline reported segment profit of $324.0 million, compared with $257.4 million for the same period last year.
     The 42 percent increase in quarterly segment profit and 26 percent increase in year-to-date segment profit were primarily because of increased revenues resulting from new rates on both the Northwest Pipeline and Transco systems, as well as the benefit of a $16.6 million reduction to a regulatory liability in the second quarter.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 5 of 9

Partial offsets to the improvements were increased costs, including higher depreciation expenses, higher operating expenses and higher selling, general and administrative costs.
     Northwest Pipeline’s new, higher rates went into effect on Jan. 1, 2007. On March 30, the Federal Energy Regulatory Commission (FERC) approved Northwest Pipeline’s stipulation and settlement agreement that resolved all outstanding issues in the rate case.
     Transco’s new, higher rates went into effect, subject to refund, on March 1, 2007. Transco and its customers have reached an agreement in principle on all substantive issues in the rate case. Final resolution of the rate case is subject to the filing of a formal stipulation and agreement and subsequent approval by the FERC.
     The filings of both rate cases reflect, among other things, higher levels of operating costs and rate base.
     As a result of the strong year-to-date earnings, the company has updated its 2007 segment profit guidance for Gas Pipeline to a range of $625 million to $655 million. Previous guidance was $585 million to $655 million.
     The company is also increasing its 2007 capital expenditure guidance for Gas Pipelines to a new range of $460 million to $565 million from the previous range of $425 million to $535 million.
Gas Marketing Services: New Segment Supports Natural Gas Businesses with Marketing, Risk Management
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production and procuring fuel and shrink gas for Midstream.
     In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the Power segment.
     Gas Marketing reported a second-quarter 2007 segment loss of $63.5 million, compared to a loss of $65.6 million in second-quarter 2006. Year-to-date through June 30, Gas Marketing reported a segment loss of $93.3 million, compared to a loss of $88.7 million in the 2006 period.
     Gas Marketing’s results for the first half of 2007 reflect unrealized mark-to-market losses primarily caused by legacy natural gas contracts and positions. The company intends to manage or liquidate a substantial portion of these legacy contracts by the end of the year in order to reduce risk and mark-to-market volatility.
     Until the positions are liquidated, Gas Marketing’s earnings may continue to reflect mark-to-market volatility.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 6 of 9

Gas Marketing Recurring Segment Profit (Loss)
Adjusted for Mark-to-Market Effect

	2Q		YTD
Amounts in Millions	2007	2006	2007	2006
Segment loss	($63.5)	($65.6)	($93.3)	($88.7)
Nonrecurring adjustments	—	—	—	—

Recurring segment loss	($63.5)	($65.6)	($93.3)	($88.7)
Mark-to-market adjustments — net	$69.7	$86.2	$107.6	$92.0

Recurring segment profit after MTM adjustments	$6.2	$20.6	$14.3	$3.3

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     For 2007, Williams expects Gas Marketing segment results to range from a loss of $75 million to a loss of $50 million, absent any future unrealized mark-to-market gains or losses.
     On a basis adjusted for the effect of mark-to-market accounting, Williams expects segment results from break-even to $25 million in recurring segment profit.
Guidance Through 2008
     For 2007, Williams has updated its consolidated segment profit guidance to $2.1 billion to $2.4 billion and earnings per share of $1.30 to $1.50. Previous guidance was $1.95 billion to $2.4 billion and earnings per share of $1.15 to $1.50.
     The new ranges reflect the previously referenced increases in guidance for the company’s natural gas businesses as well as moving Power to discontinued operations. These ranges are presented on a recurring basis adjusted for the effect of mark-to-market accounting.
     The 2007 ranges also assume unhedged natural gas prices ranging from $7 to $8.30 per Mcfe (Henry Hub), adjusted for basis differential, NGL margins consistent with an oil-to-gas price ratio of 7.2 to 10.0 (West Texas Intermediate crude to Henry Hub gas), and an assumption for crude oil pricing in the range of $60 to $70 per barrel.
     Williams has also updated its guidance for 2008 to reflect Power moving to discontinued operations. The company now expects consolidated segment profit of $2.09 billion to $2.81 billion on a recurring basis adjusted for the effect of mark-to-market accounting. Previous guidance was $2.13 billion to $2.98 billion.
     Guidance for consolidated segment profit includes results for the four primary businesses, as well as the Other segment.
     Williams has also increased its previous guidance on capital expenditures for 2007 and 2008. In 2007, the company now expects $2.58 billion to $2.78 billion in capital expenditures. The previous range was $2.35

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 7 of 9

billion to $2.55 billion. In 2008, the updated range is $2.13 billion to $2.4 billion, up from previous guidance of $2.08 billion to $2.35 billion.
     The increase in 2007 reflects previously referenced increases in Exploration & Production, Midstream and Gas Pipelines, while the increase in 2008 reflects the previously referenced increase in Midstream.
Discontinued Operations
     Income from discontinued operations now includes the results of the company’s portfolio of power-related contracts, including its portfolio of tolling, full-requirements and tolling-resale contracts, as well as related hedges, and the Hazleton power generation plant.
     For second-quarter 2007, income from discontinued operations was $189.2 million, or 31 cents per share on a diluted basis. For the first half of the year, income from discontinued operations was $153.5 million, or 25 cents per share on a diluted basis.
     These results reflect $429.3 million of pre-tax, unrealized mark-to-market gains that were previously deferred under hedge accounting. These gains were somewhat offset by certain sale-related impairments and transaction costs. The company recognized the gains as a result of the accounting treatment applied to certain derivative contracts because of the pending sale of the power assets.
     Williams expects that reported income from discontinued operations will be significantly reduced when the asset sale closes and it recognizes an anticipated loss on the sale as well as remaining transaction costs. Operating results through the date of close may also reduce reported income from discontinued operations.
Today’s Analyst Call
     Williams’ management will discuss the company’s second-quarter 2007 financial results and outlook through 2008 during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today. Participants are encouraged to access the presentation and corresponding slides via www.williams.com.
     A limited number of phone lines also will be available at (888) 208-1815. International callers should dial (719) 457-2656. Callers should dial in at least 10 minutes prior to the start of the discussion. Replays of the webcast will be available at www.williams.com for two weeks following the event.
Form 10-Q
     The company expects to file its Form 10-Q with the Securities and Exchange Commission next week. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a legacy wholesale power business that it has agreed to sell, with closing expected before the end of 2007. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at www.williams.com.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 8 of 9

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations) (918) 573-3679
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release such as “probable” reserves and “possible” reserves and “unrisked theoretical resource estimates” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated hydrocarbon quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Generally under such techniques, probable reserve estimates are more than 50% certain and possible reserve estimates are less than 50% but more than 10% certain. Unrisked theoretical resource estimates are even less certain than those for possible reserves and are not risk adjusted. Unrisked theoretical resource estimates include (i) an estimate of hydrocarbon quantities for new areas for which we do not have sufficient information to date to classify the resources as probable or even possible reserves and (ii) the amount by which we have reduced our probable and possible reserves for existing areas to take into account the reduced level of certainty of recovery of the resources. Unlike probable and possible reserves, unrisked theoretical resource estimates do not take into account the uncertainty of resource recovery and, therefore, are not indicative of the expected future recovery and should not be relied upon.
Reference to “Resource Potential” includes proved, probable and possible reserves as well as unrisked theoretical resource estimates that might never be recoverable and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 28, 2007, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

Williams (NYSE: WMB) 2Q 2007 Financial Results — Aug. 2, 2007	Page 9 of 9

Non-GAAP Utility Statement:
     This press release includes certain financial measures, EBITDA, recurring earnings, operating free cash flow and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets, less income (loss) from discontinued operations. Operating free cash flow is defined as cash flow from continuing operations less capital expenditures before dividends or principal payments. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the Company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating. Neither EBITDA nor recurring earnings, operating free cash flow and recurring segment profit are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to designated hedges or other derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
June 30, 2007

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2006					2007
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income (loss) from continuing operations available to common stockholders	$132.2	($58.8)	$112.6	$161.0	$347.0	$169.7	$243.9	$413.6

Income (loss) from continuing operations — diluted earnings (loss) per common share	$0.22	($0.10)	$0.19	$0.26	$0.57	$0.28	$0.40	$0.68

Nonrecurring items:

Gas Pipeline
Reversal of litigation contigency due to favorable ruling — TGPL	(2.0)	—	—	—	(2.0)	—	—	—
Change in estimate related to a regulatory liability	—	—	—	—	—	—	(16.6)	(16.6)

Total Gas Pipeline nonrecurring items	(2.0)	—	—	—	(2.0)	—	(16.6)	(16.6)

Midstream Gas & Liquids
Reversal of a maintenance accrual	—	—	—	—	—	(7.9)	—	(7.9)
Gains on sales of MGL properties	—	—	(7.9)	—	(7.9)	—	—	—
Adjustment of accounts payable accrual	—	—	10.6	—	10.6	—	—	—
Losses on asset retirements and abandonments	—	—	5.2	—	5.2	—	—	—
Accrual for Gulf Liquids litigation contingency	—	68.0	2.4	2.3	72.7	—	—	—
Settlement of an international contract dispute (1)	(6.3)	—	—	—	(6.3)	—	—	—

Total Midstream Gas & Liquids nonrecurring items	(6.3)	68.0	10.3	2.3	74.3	(7.9)	—	(7.9)

Nonrecurring items included in segment profit (loss)	(8.3)	68.0	10.3	2.3	72.3	(7.9)	(16.6)	(24.5)

Nonrecurring items below segment profit (loss)
Impairment of cost-based investment — Petrowayu (Investing income / loss — Exploration & Production) (1)	—	—	—	16.4	16.4	—	—	—
Securities litigation settlement and related costs (2)	1.2	160.7	3.4	2.0	167.3	—	—	—
Reversal of interest accrual related to reversal of litigation contingency noted above (Interest accrued — Gas Pipeline — TGPL)	(5.0)	—	—	—	(5.0)	—	—	—
Early debt retirement costs (Corporate and Exploration & Production) (1)	27.0	4.4	—	—	31.4	—	—	—
Gain on sale of Algar/Triangulo shares (Investing income / loss — Other)			(6.7)	—	(6.7)	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	—	20.0	0.6	1.4	22.0	1.4	1.2	2.6
Contract termination gain related to Gray’s Harbor (NWP)	—	—	—	—	—	—	(6.0)	(6.0)

	16.5	185.1	4.0	19.8	225.4	1.4	(4.8)	(3.4)

Total nonrecurring items	8.2	253.1	14.3	22.1	297.7	(6.5)	(21.4)	(27.9)
Tax effect for above items (1)(2)	3.4	76.6	5.3	2.3	87.6	(2.5)	1.0	(1.5)
Adjustment for nonrecurring excess deferred tax provision	—	—	—	7.4	7.4	—	—	—
Adjustment for tax benefit related to federal income tax litigation	—	—	—	(25.1)	(25.1)	—	—	—

Recurring income from continuing operations available to common stockholders	$137.0	$117.7	$121.6	$163.1	$539.4	$165.7	$221.5	$387.2

Recurring diluted earnings per common share	$0.23	$0.20	$0.20	$0.27	$0.89	$0.27	$0.36	$0.63

Weighted-average shares — diluted (thousands)	607,073	595,561	609,062	610,352	608,627	611,470	613,172	612,325

(1)	The tax rate applied to Midstream’s international contract dispute settlement in 1st quarter 2006 is 34%. The tax rate applied to nonrecurring items for 2nd quarter 2006 has been adjusted for the effect of early debt retirement costs related to our convertible debt. The tax rate applied to 4th quarter 2006 has also been adjusted for the effect of a nondeductible international impairment.

(2)	The tax rate applied to nonrecurring items for 2nd, 3rd and 4th quarters 2006 has been adjusted for the effect of nondeductible expenses associated with securities litigation settlement and related costs. The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain of these previous adjustments as these expenses are now considered deductible based on an IRS ruling.

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Income
(UNAUDITED)

	2006					2007
(Dollars in millions, except per-share amounts)	1st Qtr *	2nd Qtr *	3rd Qtr *	4th Qtr *	Year *	1st Qtr *	2nd Qtr	Year

Revenues	$2,387.2	$2,219.9	$2,511.1	$2,257.3	$9,375.5	$2,368.3	$2,823.4	$5,191.7

Segment costs and expenses:
Costs and operating expenses	1,962.0	1,776.8	2,039.4	1,787.3	7,565.5	1,843.3	2,180.2	4,023.5
Selling, general and administrative expenses	57.8	95.8	113.0	122.7	389.3	102.5	107.0	209.5
Other (income) expense — net	(21.6)	65.9	(7.2)	(3.9)	33.2	(17.9)	(12.0)	(29.9)

Total segment costs and expenses	1,998.2	1,938.5	2,145.2	1,906.1	7,988.0	1,927.9	2,275.2	4,203.1

Equity earnings	22.2	23.1	29.9	23.7	98.9	21.4	22.8	44.2
Income (loss) from investments	—	(0.5)	0.5	—	—	—	—	—

Total segment profit	411.2	304.0	396.3	374.9	1,486.4	461.8	571.0	1,032.8

Reclass equity earnings	(22.2)	(23.1)	(29.9)	(23.7)	(98.9)	(21.4)	(22.8)	(44.2)
Reclass income (loss) from investments	—	0.5	(0.5)	—	—	—	—	—
General corporate expenses	(30.6)	(33.7)	(35.0)	(32.8)	(132.1)	(39.4)	(36.2)	(75.6)
Securities litigation settlement and related fees	(1.2)	(160.7)	(3.4)	(2.0)	(167.3)	—	—	—

Operating income	357.2	87.0	327.5	316.4	1,088.1	401.0	512.0	913.0

Interest accrued	(161.3)	(179.9)	(161.0)	(167.7)	(669.9)	(172.0)	(172.1)	(344.1)
Interest capitalized	3.0	4.0	4.8	5.4	17.2	4.9	6.7	11.6
Investing income	47.7	39.1	51.1	29.6	167.5	52.4	65.5	117.9
Early debt retirement costs	(27.0)	(4.4)	—	—	(31.4)	—	—	—
Minority interest in income of consolidated subsidiaries	(7.1)	(8.3)	(12.1)	(12.5)	(40.0)	(14.0)	(25.4)	(39.4)
Other income — net	8.1	8.0	2.8	7.5	26.4	2.0	9.3	11.3

Income (loss) from continuing operations before income taxes	220.6	(54.5)	213.1	178.7	557.9	274.3	396.0	670.3
Provision for income taxes	88.4	4.3	100.5	17.7	210.9	104.6	152.1	256.7

Income (loss) from continuing operations	132.2	(58.8)	112.6	161.0	347.0	169.7	243.9	413.6
Income (loss) from discontinued operations	(0.3)	(17.2)	(6.4)	(14.6)	(38.5)	(35.7)	189.2	153.5

Net income (loss)	$131.9	$(76.0)	$106.2	$146.4	$308.5	$134.0	$433.1	$567.1

Diluted earnings per common share:
Income (loss) from continuing operations	$0.22	$(0.10)	$0.19	$0.26	$0.57	$0.28	$0.40	$0.68
Income (loss) from discontinued operations	—	(0.03)	(0.01)	(0.02)	(0.06)	(0.06)	0.31	0.25

Net income (loss)	$0.22	$(0.13)	$0.18	$0.24	$0.51	$0.22	$0.71	$0.93

Weighted-average number of shares used in computation (thousands)	607,073	595,561	609,062	610,352	608,627	611,470	613,172	612,325

Common shares outstanding at end of period (thousands)	595,007	595,562	596,130	597,147	597,147	598,492	599,781	599,781

Market price per common share (end of period)	$21.39	$23.36	$23.87	$26.12	$26.12	$28.46	$31.62	$31.62

Common dividends per share	$0.075	$0.09	$0.09	$0.09	$0.345	$0.09	$0.10	$0.19

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

*	Amounts have been restated to reflect certain operations as discontinued operations.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr*	Year*	1st Qtr*	2nd Qtr	Year

Segment profit (loss):

Exploration & Production	$147.6	$119.8	$144.5	$139.6	$551.5	$188.1	$209.4	$397.5
Gas Pipeline	134.7	122.7	109.0	101.0	467.4	149.7	174.3	324.0
Midstream Gas & Liquids	151.3	131.0	219.9	169.1	671.3	154.1	249.6	403.7
Gas Marketing Services *	(23.1)	(65.6)	(76.1)	(30.0)	(194.8)	(29.8)	(63.5)	(93.3)
Other	0.7	(3.9)	(1.0)	(4.8)	(9.0)	(0.3)	1.2	0.9

Total segment profit	$411.2	$304.0	$396.3	$374.9	$1,486.4	$461.8	$571.0	$1,032.8

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$—	$—	$—	$—	$—
Gas Pipeline	(2.0)	—	—	—	(2.0)	—	(16.6)	(16.6)
Midstream Gas & Liquids	(6.3)	68.0	10.3	2.3	74.3	(7.9)	—	(7.9)
Gas Marketing Services *	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8.3)	$68.0	$10.3	$2.3	$72.3	$(7.9)	$(16.6)	$(24.5)

Recurring segment profit (loss):

Exploration & Production	$147.6	$119.8	$144.5	$139.6	$551.5	$188.1	$209.4	$397.5
Gas Pipeline	132.7	122.7	109.0	101.0	465.4	149.7	157.7	307.4
Midstream Gas & Liquids	145.0	199.0	230.2	171.4	745.6	146.2	249.6	395.8
Gas Marketing Services *	(23.1)	(65.6)	(76.1)	(30.0)	(194.8)	(29.8)	(63.5)	(93.3)
Other	0.7	(3.9)	(1.0)	(4.8)	(9.0)	(0.3)	1.2	0.9

Total recurring segment profit	$402.9	$372.0	$406.6	$377.2	$1,558.7	$453.9	$554.4	$1,008.3

Note:	Segment profit (loss) includes equity earnings (loss) and certain income (loss) from investments reported in Investing income (loss) in the Consolidated Statement of Income. Equity earnings (loss) results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

*	Amounts have been restated to reflect certain operations as discontinued operations. This restatment reflects the creation of a new Gas Marketing Services segment, which includes the continued marketing and risk management operations that support our natural gas business.

Exploration & Production
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Production	$286.8	$287.9	$316.1	$347.0	$1,237.8	$413.2	$448.3	$861.5
Gas management	41.2	28.3	25.3	39.3	134.1	55.3	66.7	122.0
Net nonqualified hedge derivative income (loss)	12.8	(1.6)	1.8	11.0	24.0	(2.2)	(5.0)	(7.2)
International	16.0	15.1	16.8	15.8	63.7	14.5	16.2	30.7
Other	(0.8)	12.6	11.1	5.1	28.0	1.9	13.3	15.2

Total revenues	356.0	342.3	371.1	418.2	1,487.6	482.7	539.5	1,022.2

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	73.1	84.5	95.3	108.6	361.5	113.6	131.5	245.1
Lease and other operating expenses	30.1	43.8	39.0	46.4	159.3	43.7	48.9	92.6
Operating taxes	31.8	28.1	31.1	28.7	119.7	33.5	35.8	69.3
Exploration expense	4.4	2.4	2.6	7.2	16.6	6.9	4.6	11.5
Third party gathering expense	6.4	7.5	7.6	8.6	30.1	8.6	7.6	16.2
Selling, general and administrative expenses (including International)	21.5	28.2	28.2	34.4	112.3	35.9	32.1	68.0
Gas management expenses	41.2	28.3	25.3	39.3	134.1	55.3	66.7	122.0
International (excluding DD&A and SG&A)	5.5	4.9	5.0	5.9	21.3	4.3	6.1	10.4
Other (income) expense — net	(0.6)	0.7	(1.9)	4.8	3.0	(1.9)	1.7	(0.2)

Total segment costs and expenses	213.4	228.4	232.2	283.9	957.9	299.9	335.0	634.9

Equity earnings — International	5.0	5.9	5.6	5.3	21.8	5.3	4.9	10.2

Reported segment profit	147.6	119.8	144.5	139.6	551.5	188.1	209.4	397.5

Nonrecurring adjustments	—	—	—	—	—	—	—	—

Recurring segment profit	$147.6	$119.8	$144.5	$139.6	$551.5	$188.1	$209.4	$397.5

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	59.5	67.1	71.8	76.0	274.4	76.1	81.7	157.8
Net domestic volumes per day (MMcfe/d)	661	738	780	826	752	845	898	872
Net domestic realized price ($/Mcfe) (1)	$4.712	$4.177	$4.300	$4.450	$4.401	$5.318	$5.390	$5.356
Production taxes per Mcfe	$0.534	$0.420	$0.433	$0.377	$0.436	$0.440	$0.439	$0.439
Lease and other operating expense per Mcfe	$0.505	$0.653	$0.544	$0.610	$0.581	$0.574	$0.598	$0.587

(1)     Net realized price is calculated the following way: Production revenues (including hedging activities and incremental margins related to gas management activities) less Third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	6.0	5.6	6.0	6.1	23.7	5.2	5.4	10.6
Volumes per day (MMcfe/d)	67	61	65	67	65	58	59	58

Volumes net to Williams (after minority interest) (Bcfe)	4.7	4.4	4.7	4.8	18.6	4.1	4.2	8.3
Volumes net to Williams per day (MMcfe/d)	53	48	51	53	51	46	46	46

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	64.2	71.5	76.5	80.9	293.1	80.2	85.9	166.1
Volumes net to Williams per day (MMcfe/d)	714	786	831	879	803	891	945	918

Gas Pipeline
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Northwest Pipeline	$79.6	$80.0	$81.0	$83.7	$324.3	$103.0	$102.7	$205.7
Transcontinental Gas Pipe Line	254.3	257.2	253.0	258.1	1,022.6	267.6	312.1	579.7
Other	0.1	0.1	0.2	0.4	0.8	0.2	—	0.2

Total revenues	334.0	337.3	334.2	342.2	1,347.7	370.8	414.8	785.6

Segment costs and expenses:
Costs and operating expenses	177.2	192.8	192.2	203.2	765.4	195.2	224.0	419.2
Selling, general and administrative expenses	31.0	35.4	45.1	50.0	161.5	34.8	38.5	73.3
Other (income) expense — net	(1.4)	(3.4)	(2.4)	(2.3)	(9.5)	0.4	(12.7)	(12.3)

Total segment costs and expenses	206.8	224.8	234.9	250.9	917.4	230.4	249.8	480.2

Equity earnings	7.5	10.7	9.2	9.7	37.1	9.3	9.3	18.6
Income (loss) from investments	—	(0.5)	0.5	—	—	—	—	—

Reported segment profit:
Northwest Pipeline	33.3	32.8	31.8	29.0	126.9	54.9	68.9	123.8
Transcontinental Gas Pipe Line	95.8	81.3	69.5	63.7	310.3	87.1	97.8	184.9
Other	5.6	8.6	7.7	8.3	30.2	7.7	7.6	15.3

Total reported segment profit	134.7	122.7	109.0	101.0	467.4	149.7	174.3	324.0

Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—	(16.6)	(16.6)
Transcontinental Gas Pipe Line	(2.0)	—	—	—	(2.0)	—	—	—
Other	—	—	—	—	—	—	—	—

Total nonrecurring adjustments	(2.0)	—	—	—	(2.0)	—	(16.6)	(16.6)

Recurring segment profit:
Northwest Pipeline	33.3	32.8	31.8	29.0	126.9	54.9	52.3	107.2
Transcontinental Gas Pipe Line	93.8	81.3	69.5	63.7	308.3	87.1	97.8	184.9
Other	5.6	8.6	7.7	8.3	30.2	7.7	7.6	15.3

Total recurring segment profit	$132.7	$122.7	$109.0	$101.0	$465.4	$149.7	$157.7	$307.4

Operating statistics

Northwest Pipeline
Throughput (TBtu)	179.7	142.7	156.6	196.5	675.5	200.2	159.8	360.0
Average daily transportation volumes (TBtu)	2.0	1.6	1.7	2.1	1.9	2.2	1.8	2.0
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	502.8	427.0	471.3	457.7	1,858.8	525.2	427.6	952.8
Average daily transportation volumes (TBtu)	5.6	4.6	5.1	5.0	5.1	5.8	4.7	5.3
Average daily firm reserved capacity (TBtu)	7.0	6.4	6.4	6.7	6.6	6.8	6.4	6.6

Midstream Gas & Liquids
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Gathering & Processing	$101.7	$106.4	$106.8	$108.9	$423.8	$104.0	$101.6	$205.6
Venezuela fee revenue	38.9	38.0	40.6	36.3	153.8	37.3	37.6	74.9
NGL sales from gas processing	263.7	292.6	296.6	262.9	1,115.8	260.0	318.7	578.7
Production handling and transportation	37.2	33.2	33.0	30.4	133.8	28.8	28.3	57.1
Olefins sales (including Gulf and Canada)	148.9	131.4	175.9	155.7	611.9	131.0	176.1	307.1
Trading/marketing sales	709.0	806.1	863.9	757.9	3,136.9	792.1	1,007.1	1,799.2
Other revenues	34.4	30.7	28.8	29.5	123.4	26.5	31.1	57.6

	1,333.8	1,438.4	1,545.6	1,381.6	5,699.4	1,379.7	1,700.5	3,080.2
Intrasegment eliminations	(354.4)	(394.9)	(428.6)	(396.8)	(1,574.7)	(384.3)	(466.2)	(850.5)

Total revenues	979.4	1,043.5	1,117.0	984.8	4,124.7	995.4	1,234.3	2,229.7
Segment costs and expenses:
NGL cost of goods sold	199.9	172.7	156.9	144.8	674.3	165.5	149.6	315.1
Olefins cost of goods sold	132.8	108.1	141.2	127.8	509.9	114.2	147.0	261.2
Trading/marketing cost of goods sold	716.7	799.1	863.4	765.8	3,145.0	787.4	995.9	1,783.3
Venezuela operating costs	16.8	18.1	17.1	19.0	71.0	18.8	18.9	37.7
Operating costs	120.6	120.7	134.2	135.4	510.9	134.2	120.4	254.6
Other Selling, general and administrative expenses	23.3	25.2	31.1	31.4	111.0	27.2	28.6	55.8
Other (income) expense — net	(17.9)	70.0	(3.3)	(2.8)	46.0	(15.0)	(0.8)	(15.8)
Intrasegment eliminations	(354.4)	(394.9)	(428.6)	(396.8)	(1,574.7)	(384.3)	(466.2)	(850.5)

Total segment costs and expenses	837.8	919.0	912.0	824.6	3,493.4	848.0	993.4	1,841.4
Equity earnings	9.7	6.5	14.9	8.9	40.0	6.7	8.7	15.4
Income from investments	—	—	—	—	—	—	—	—

Reported segment profit	151.3	131.0	219.9	169.1	671.3	154.1	249.6	403.7
Nonrecurring adjustments	(6.3)	68.0	10.3	2.3	74.3	(7.9)	—	(7.9)

Recurring segment profit	$145.0	$199.0	$230.2	$171.4	$745.6	$146.2	$249.6	$395.8

Operating statistics

Gathering volumes (TBtu)	296.9	300.1	292.5	291.9	1,181.4	269.3	258.4	527.7
Gathering rate ($/MMBtu)	$0.2590	$0.2634	$0.2708	$0.2730	$0.2664	$0.2792	$0.2802	$0.2798

Processing volumes (TBtu)	191.8	204.8	210.0	226.5	833.1	226.9	234.4	461.3
Processing rate ($/MMBtu)	$0.1298	$0.1340	$0.1314	$0.1289	$0.1310	$0.1269	$0.1249	$0.1258

NGL equity sales (million gallons) *	333.7	361.3	334.0	325.8	1,354.8	344.6	359.7	704.3
NGL margin ($/gallon)	$0.1900	$0.3319	$0.4183	$0.3625	$0.3259	$0.2742	$0.4701	$0.3743

Domestic NGL Production (million gallons) *	549.9	591.5	583.5	607.5	2,332.4	594.1	619.2	1,213.3
Olefins sales (Ethylene & Propylene) (million lbs)	259.2	196.8	268.1	263.8	987.9	213.4	273.4	486.8

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	1,424.1	1,116.8	1,319.9	1,186.9	$5,047.7	1,288.3	1,393.4	$2,681.7

Segment costs and expenses:
Costs and operating expenses	1,469.4	1,180.3	1,392.1	1,214.8	5,256.6	1,316.2	1,452.2	2,768.4
Selling, general and administrative expenses	(20.9)	1.4	3.6	3.2	(12.7)	1.9	4.7	6.6
Other (income) expense — net	(1.3)	0.7	0.3	(1.1)	(1.4)	—	—	—

Total segment costs and expenses	1,447.2	1,182.4	1,396.0	1,216.9	5,242.5	1,318.1	1,456.9	2,775.0

Reported segment loss	(23.1)	(65.6)	(76.1)	(30.0)	(194.8)	(29.8)	(63.5)	(93.3)

Nonrecurring adjustments	—	—	—	—	—	—	—	—

Recurring segment loss	$(23.1)	$(65.6)	$(76.1)	$(30.0)	$(194.8)	$(29.8)	$(63.5)	$(93.3)

Capital Expenditures and Investments
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Capital expenditures:
Exploration & Production	$310.3	$283.9	$384.9	$442.9	$1,422.0	$342.5	$386.6	$729.1

Gas Pipeline:
Northwest Pipeline	40.3	96.0	177.4	159.1	472.8	49.3	20.4	69.7
Transcontinental Gas Pipe Line	46.4	106.7	109.4	75.6	338.1	59.0	118.8	177.8

Total	86.7	202.7	286.8	234.7	810.9	108.3	139.2	247.5

Midstream Gas & Liquids	70.7	39.3	83.5	63.5	257.0	54.8	185.3	240.1
Gas Marketing Services	0.6	0.6	(0.1)	0.1	1.2	—	—	—
Other	—	7.8	1.2	9.1	18.1	3.5	6.4	9.9

Total	$468.3	$534.3	$756.3	$750.3	$2,509.2	$509.1	$717.5	$1,226.6

Purchase of investments:
Gas Pipeline	—	—	4.5	0.7	5.2	1.1	2.5	3.6
Midstream Gas & Liquids	(3.4)	0.8	—	2.4	(0.2)	—	—	—
Other	13.1	26.0	4.6	0.2	43.9	20.1	0.4	20.5

Total	$9.7	$26.8	$9.1	$3.3	$48.9	$21.2	$2.9	$24.1

Summary:
Exploration & Production	$310.3	$283.9	$384.9	$442.9	$1,422.0	$342.5	$386.6	$729.1
Gas Pipeline	86.7	202.7	291.3	235.4	816.1	109.4	141.7	251.1
Midstream Gas & Liquids	67.3	40.1	83.5	65.9	256.8	54.8	185.3	240.1
Gas Marketing Services	0.6	0.6	(0.1)	0.1	1.2	—	—	—
Other	13.1	33.8	5.8	9.3	62.0	23.6	6.8	30.4

Total	$478.0	$561.1	$765.4	$753.6	$2,558.1	$530.3	$720.4	$1,250.7

Cumulative summary:
Exploration & Production	$310.3	$594.2	$979.1	$1,422.0	$1,422.0	$342.5	$729.1	$729.1
Gas Pipeline	86.7	289.4	580.7	816.1	816.1	109.4	251.1	251.1
Midstream Gas & Liquids	67.3	107.4	190.9	256.8	256.8	54.8	240.1	240.1
Gas Marketing Services	0.6	1.2	1.1	1.2	1.2	—	—	—
Other	13.1	46.9	52.7	62.0	62.0	23.6	30.4	30.4

Total	$478.0	$1,039.1	$1,804.5	$2,558.1	$2,558.1	$530.3	$1,250.7	$1,250.7

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2006					2007
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$73.0	$84.2	$94.8	$108.2	$360.2	$113.6	131.3	244.9
Gas Pipeline:
Northwest Pipeline	18.5	18.8	19.1	20.2	76.6	23.4	21.1	44.5
Transcontinental Gas Pipe Line	50.0	51.7	51.2	52.2	205.1	53.9	58.0	111.9

Total	68.5	70.5	70.3	72.4	281.7	77.3	79.1	156.4
Midstream Gas & Liquids	49.4	49.9	49.9	52.0	201.2	52.8	53.7	106.5
Gas Marketing Services	1.9	1.9	1.1	0.8	5.7	1.0	1.0	2.0
Other	3.3	3.1	3.5	3.4	13.3	3.0	3.3	6.3

Total	$196.1	$209.6	$219.6	$236.8	$862.1	$247.7	$268.4	$516.1

Other selected financial data:
Cash and cash equivalents	$1,115.0	$980.4	$1,074.6	$2,268.6	$2,268.6	$1,811.2	$1,739.0	$1,739.0

Total assets	$26,029.0	$25,617.2	$24,821.5	$25,402.4	$25,402.4	$25,936.0	$26,046.1	$26,046.1

Capital structure:
Debt
Current	$175.7	$170.7	$142.3	$392.1	$392.1	$387.7	$468.1	$468.1
Noncurrent	$7,252.8	$7,292.6	$7,275.2	$7,622.0	$7,622.0	$7,507.5	$7,443.2	$7,443.2
Stockholders’ equity	$5,925.5	$5,882.3	$6,071.2	$6,073.2	$6,073.2	$6,191.7	$6,423.3	$6,423.3
Debt to debt-plus-equity ratio	55.6%	55.9%	55.0%	56.9%	56.9%	56.0%	55.2%	55.2%

Adjustment to remove MTM effect

	2nd Quarter		YTD
Dollars in millions except for per share amounts	2007	2006	2007	2006
Recurring income from cont. ops available to common shareholders	$222	$118	$387	$255
Recurring diluted earnings per common share	$0.36	$0.20	$0.63	$0.43

Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM losses	61	33	102	61
Add realized gains from MTM previously recognized	8	53	6	31

Total MTM adjustments	69	86	108	92

Tax effect of total MTM adjustments	(26)	(33)	(41)	(35)

After tax MTM adjustments	43	53	67	57

Recurring income from cont. ops available to common shareholders after MTM adjust.	$265	$171	$454	$312
Recurring diluted earnings per share after MTM adj.	$0.43	$0.29	$0.74	$0.52

weighted average shares — diluted (thousands)	613,172	595,561	612,325	598,634
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.

Some annual figures may differ from sum of quarterly figures due to rounding.

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2006					2007
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income (loss) from continuing operations available to common stockholders	$132.2	($58.8)	$112.6	$161.0	$347.0	$169.7	$243.9	$413.6

Income (loss) from continuing operations — diluted earnings (loss) per common share	$0.22	($0.10)	$0.19	$0.26	$0.57	$0.28	$0.40	$0.68

Nonrecurring items:

Gas Pipeline
Reversal of litigation contigency due to favorable ruling — TGPL	(2.0)	—	—	—	(2.0)	—	—	—
Change in estimate related to a regulatory liability	—	—	—	—	—	—	(16.6)	16.6)

Total Gas Pipeline nonrecurring items	(2.0)	—	—	—	(2.0)	—	(16.6)	(16.6)

Midstream Gas & Liquids
Reversal of a maintenance accrual	—	—	—	—	—	(7.9)	—	(7.9)
Gains on sales of MGL properties	—	—	(7.9)	—	(7.9)	—	—	—
Adjustment of accounts payable accrual	—	—	10.6	—	10.6	—	—	—
Losses on asset retirements and abandonments	—	—	5.2	—	5.2	—	—	—
Accrual for Gulf Liquids litigation contingency	—	68.0	2.4	2.3	72.7	—	—	—
Settlement of an international contract dispute (1)	(6.3)	—	—	—	(6.3)	—	—	—

Total Midstream Gas & Liquids nonrecurring items	(6.3)	68.0	10.3	2.3	74.3	(7.9)	—	(7.9)

Nonrecurring items included in segment profit (loss)	(8.3)	68.0	10.3	2.3	72.3	(7.9)	(16.6)	(24.5)

Nonrecurring items below segment profit (loss)
Impairment of cost-based investment — Petrowayu (Investing income / loss — Exploration & Production) (1)	—	—	—	16.4	16.4	—	—	—
Securities litigation settlement and related costs (2)	1.2	160.7	3.4	2.0	167.3	—	—	—
Reversal of interest accrual related to reversal of litigation contingency noted above (Interest accrued — Gas Pipeline — TGPL)	(5.0)	—	—	—	(5.0)	—	—	—
Early debt retirement costs (Corporate and Exploration & Production) (1)	27.0	4.4	—	—	31.4	—	—	—
Gain on sale of Algar/Triangulo shares (Investing income / loss — Other)	(6.7)	—	—	—	(6.7)	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	—	20.0	0.6	1.4	22.0	1.4	1.2	2.6
Contract termination gain related to Gray’s Harbor (NWP)	—	—	—	—	—	—	(6.0)	(6.0)

	16.5	185.1	4.0	19.8	225.4	1.4	(4.8)	(3.4)

Total nonrecurring items	8.2	253.1	14.3	22.1	297.7	(6.5)	(21.4)	(27.9)
Tax effect for above items (1)(2)	3.4	76.6	5.3	2.3	87.6	(2.5)	1.0	(1.5)
Adjustment for nonrecurring excess deferred tax provision	—	—	—	7.4	7.4	—	—	—
Adjustment for tax benefit related to federal income tax litigation	—	—	—	(25.1)	(25.1)	—	—	—

Recurring income from continuing operations available to common stockholders	$137.0	$117.7	$121.6	$163.1	$539.4	$165.7	$221.5	$387.2

Recurring diluted earnings per common share	$0.23	$0.20	$0.20	$0.27	$0.89	$0.27	$0.36	$0.63

Weighted-average shares — diluted (thousands)	607,073	595,561	609,062	610,352	608,627	611,470	613,172	612,325

(1)	The tax rate applied to Midstream’s international contract dispute settlement in 1st quarter 2006 is 34%. The tax rate applied to nonrecurring items for 2nd quarter 2006 has been adjusted for the effect of early debt retirement costs related to our convertible debt. The tax rate applied to 4th quarter 2006 has also been adjusted for the effect of a nondeductible international impairment.

(2)	The tax rate applied to nonrecurring items for 2nd, 3rd and 4th quarters 2006 has been adjusted for the effect of nondeductible expenses associated with securities litigation settlement and related costs. The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain of these previous adjustments as these expenses are now considered deductible based on an IRS ruling.

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

1

The Williams Companies, Inc.
Discontinued Operations, Nonrecurring, and MTM Adjustments

	Second Quarter 2007
	(Dollars in millions, except per-share amounts)
	Before	Disc Ops	As	Nonrecurring	MTM	Recurring
	Disc Ops	Adjustments	Reported	Adjustments	Adjustments	After MTM
Segment Profit:
Exploration & Production	$209.4	$—	$209.4	$—	$—	$209.4
Gas Pipeline	174.3		174.3	(16.6)		157.7
Midstream Gas & Liquids	248.2	1.4	249.6			249.6
Power	241.9	(241.9)	—			—
Gas Marketing Services	—	(63.5)	(63.5)		69.7	6.2
Other	3.6	(2.4)	1.2			1.2

Total Segment Profit	877.4	(306.4)	571.0	(16.6)	69.7	624.1

Less:
Equity earnings	(22.8)		(22.8)			(22.8)
Loss from Investments	—		—			—
General corp expense	(36.2)		(36.2)			(36.2)
Securities litigation settlement	—		—			—

Total Operating Income	818.4	(306.4)	512.0	(16.6)	69.7	565.1

Interest expense (net)	(166.7)	1.3	(165.4)	1.2		(164.2)
Investing income	68.5	(3.0)	65.5			65.5
Early debt retirement	—		—			—
Minority interest	(25.4)		(25.4)			(25.4)
Other	9.3		9.3	(6.0)		3.3

Pre-tax Continuing Ops	704.1	(308.1)	396.0	(21.4)	69.7	444.3
Tax provision	270.4	(118.3)	152.1	1.0	26.7	179.8

Income from Cont Ops	433.7	(189.8)	243.9	(22.4)	43.0	264.5
Disc Ops (net of tax)	(0.6)	189.8	189.2	84.9	(263.0)	11.1

Net income	$433.1	$—	$433.1	$62.5	$(220.0)	$275.5

Diluted EPS from Continuing Ops	$0.71		$0.40			$0.43

Diluted EPS from Discops	$(0.00)		$0.31			$0.02

Diluted EPS from Net Income	$0.71		$0.71			$0.45

Interest expense add-back for diluted EPS	$0.7		$0.7			$0.7

Average Diluted Shares (millions)	613.172		613.172			613.172

The Williams Companies, Inc.
Discontinued Operations, Nonrecurring, and MTM Adjustments

	YTD 2007
	(Dollars in millions, except per-share amounts)
	Before	Disc Ops	As	Nonrecurring	MTM	Recurring
	Disc Ops	Adjustments	Reported	Adjustments	Adjustments	After MTM
Segment Profit:
Exploration & Production	$397.5	$—	$397.5	$—	$—	$397.5
Gas Pipeline	324.0		324.0	(16.6)		307.4
Midstream Gas & Liquids	402.2	1.5	403.7	(7.9)		395.8
Power	160.8	(160.8)	—			—
Gas Marketing Services	—	(93.3)	(93.3)		107.6	14.3
Other	4.3	(3.4)	0.9			0.9

Total Segment Profit	1,288.8	(256.0)	1,032.8	(24.5)	107.6	1,115.9

Less:
Equity earnings	(44.2)		(44.2)			(44.2)
Loss from Investments	—		—			—
General corp expense	(75.6)		(75.6)			(75.6)
Securities litigation settlement	—		—			—

Total Operating Income	1,169.0	(256.0)	913.0	(24.5)	107.6	996.1

Interest expense (net)	(335.1)	2.6	(332.5)	2.6		(329.9)
Investing income	112.2	5.7	117.9			117.9
Early debt retirement	—		—			—
Minority interest	(39.4)		(39.4)			(39.4)
Other	11.3		11.3	(6.0)		5.3

Pre-tax Continuing Ops	918.0	(247.7)	670.3	(27.9)	107.6	750.0
Tax provision	352.5	(95.8)	256.7	(1.5)	41.2	296.4

Income from Cont Ops	565.5	(151.9)	413.6	(26.4)	66.4	453.6
Disc Ops (net of tax)	1.6	151.9	153.5	84.9	(240.1)	(1.7)

Net income	$567.1	$—	$567.1	$58.5	$(173.6)	$452.0

Diluted EPS from Continuing Ops	$0.93		$0.68			$0.74

Diluted EPS from Discops	$0.00		$0.25			$(0.00)

Diluted EPS from Net Income	$0.93		$0.93			$0.74

Interest expense add-back for diluted EPS	$1.4		$1.4			$1.4

Average Diluted Shares (millions)	612.325		612.325			612.325

The Williams Companies, Inc.
Discontinued Operations, Nonrecurring, and MTM Adjustments

	Second Quarter 2006
	(Dollars in millions, except per-share amounts)
	Before	Disc Ops	As	Nonrecurring	MTM	Recurring
	Disc Ops	Adjustments	Reported	Adjustments	Adjustments	After MTM
Segment Profit:
Exploration & Production	$119.8	$—	$119.8	$—	$—	$119.8
Gas Pipeline	122.7		122.7			122.7
Midstream Gas & Liquids	130.7	0.3	131.0	68.0		199.0
Power	(79.6)	79.6	—			—
Gas Marketing Services	—	(65.6)	(65.6)		86.2	20.6
Other	(0.7)	(3.2)	(3.9)			(3.9)

Total Segment Profit	292.9	11.1	304.0	68.0	86.2	458.2

Less:
Equity earnings	(23.1)		(23.1)			(23.1)
Loss from Investments	0.5		0.5			0.5
General corp expense	(33.7)		(33.7)			(33.7)
Securities litigation settlement	(160.7)		(160.7)	160.7		—

Total Operating Income	75.9	11.1	87.0	228.7	86.2	401.9

Interest expense (net)	(177.5)	1.6	(175.9)	20.0		(155.9)
Investing income	43.3	(4.2)	39.1			39.1
Early debt retirement	(4.4)		(4.4)	4.4		—
Minority interest	(8.3)		(8.3)			(8.3)
Other	8.0		8.0			8.0

Pre-tax Continuing Ops	(63.0)	8.5	(54.5)	253.1	86.2	284.8
Tax provision	0.9	3.4	4.3	76.6	33.0	113.9

Income from Cont Ops	(63.9)	5.1	(58.8)	176.5	53.2	170.9
Disc Ops (net of tax)	(12.1)	(5.1)	(17.2)	—	31.9	14.7

Net income	$(76.0)	$—	$(76.0)	$176.5	$85.1	$185.6

Diluted EPS from Continuing Ops	$(0.11)		$(0.10)			$0.29

Diluted EPS from Discops	$(0.02)		$(0.03)			$0.02

Diluted EPS from Net Income	$(0.13)		$(0.13)			$0.31

Interest expense add-back for diluted EPS	$—		$—			$—

Average Diluted Shares (millions)	595,561		595,561			595,561

The Williams Companies, Inc.
Discontinued Operations, Nonrecurring, and MTM Adjustments

	YTD 2006
	(Dollars in millions, except per-share amounts)
	Before	Disc Ops	As	Nonrecurring	MTM	Recurring
	Disc Ops	Adjustments	Reported	Adjustments	Adjustments	After MTM
Segment Profit:
Exploration & Production	$267.4	$—	$267.4	$—	$—	$267.4
Gas Pipeline	257.4		257.4	(2.0)		255.4
Midstream Gas & Liquids	282.2	0.1	282.3	61.7		344.0
Power	(102.1)	102.1	—			—
Gas Marketing Services	—	(88.7)	(88.7)		92.0	3.3
Other	0.3	(3.5)	(3.2)			(3.2)

Total Segment Profit	705.2	10.0	715.2	59.7	92.0	866.9

Less:
Equity earnings	(45.3)		(45.3)			(45.3)
Loss from Investments	0.5		0.5			0.5
General corp expense	(64.3)		(64.3)			(64.3)
Securities litigation settlement	(161.9)		(161.9)	161.9		—

Total Operating Income	434.2	10.0	444.2	221.6	92.0	757.8

Interest expense (net)	(337.3)	3.1	(334.2)	15.0		(319.2)
Investing income	90.2	(3.4)	86.8	(6.7)		80.1
Early debt retirement	(31.4)		(31.4)	31.4		—
Minority interest	(15.4)		(15.4)			(15.4)
Other	16.1		16.1			16.1

Pre-tax Continuing Ops	156.4	9.7	166.1	261.3	92.0	519.4
Tax provision	89.2	3.5	92.7	80.0	35.2	207.9

Income from Cont Ops	67.2	6.2	73.4	181.3	56.8	311.5
Disc Ops (net of tax)	(11.3)	(6.2)	(17.5)	—	48.9	31.4

Net income	$55.9	$(0.0)	$55.9	$181.3	$105.7	$342.9

Diluted EPS from Continuing Ops	$0.11		$0.12			$0.52

Diluted EPS from Discops	$(0.02)		$(0.03)			$0.05

Diluted EPS from Net Income	$0.09		$0.09			$0.57

Interest expense add-back for diluted EPS	$—		$—			$—

Average Diluted Shares (millions)	598.634		598.634			598.634